EXHIBIT 5.1

June 28, 2019

AK Steel Holding Corporation
9227 Centre Pointe Drive
West Chester, Ohio 45069

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

In my capacity as Vice President, General Counsel and Corporate Secretary of AK Steel Holding Corporation (the “Company”), I am furnishing this opinion in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, with respect to an aggregate of 14,400,000 shares of the Company’s common stock, $0.01 par value (the “Shares”), underlying awards that may be granted from time to time under the Company’s Omnibus Supplemental Incentive Plan, as of May 23, 2019 (the “Stock Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Stock Plan, the Registration Statement, the Company’s By-laws and Restated Certificate of Incorporation, each as amended to date, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of other officers and representatives of the Company, and have made such inquiries of such other officers and representatives, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, I have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, I have relied upon certificates or comparable documents of other officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Stock Plan, will be validly issued, fully paid and nonassessable, and no personal liability will attach to the holders thereof under the laws of the State of Delaware.

The opinions expressed herein are limited to the applicable provisions of the General Corporation Law of the State of Delaware and the federal laws of the United States, and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described above.  Except as stated in the preceding sentence, the opinions expressed herein may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without my prior express written consent. I hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement.  In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Joseph C. Alter

Joseph C. Alter
Vice President, General Counsel and Corporate Secretary